Exhibit 99.1

Investor Relations and Public Relations Contact:

Cindy Klimstra

(650) 962-4032

cindy_klimstra@conceptus.com

Conceptus® Announces Private Exchange of Convertible Senior Notes Due 2027 for Convertible Senior Notes Due 2031

MOUNTAIN VIEW, Calif., December 20, 2011 – Conceptus, Inc. (Nasdaq: CPTS), announced today that the Company has entered into separate, privately-negotiated exchange agreements with certain holders of the Company’s outstanding 2.25% Convertible Senior Notes due 2027 (“Existing Notes”) to exchange $50.04 million of its $86.25 million aggregate principal amount of the Existing Notes outstanding for $50.04 million aggregate principal amount of new 5.00% Convertible Senior Notes due 2031 (“New Notes”).

The New Notes will mature on December 15, 2031, unless earlier purchased, redeemed or converted, and will pay interest semiannually at a rate of 5.00% per year beginning on June 15, 2012. Upon satisfaction of certain conditions, the New Notes will be convertible at the holder’s option, into cash, shares of the Company’s common stock or a combination of cash and shares of common stock, at the Company’s election. The initial conversion rate is 60.8365 shares of the Company’s common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $16.44 per share), subject to adjustment in certain events. The initial conversion price represents a 25% premium over the closing sale price of the common stock on December 19, 2011.

The Company has the option to redeem the notes on or after December 20, 2014. Holders of the New Notes have the option to require the Company to purchase the New Notes then outstanding on December 20, 2014, December 20, 2018, December 20, 2021 and December 20, 2026, or upon the occurrence of certain corporate events. The Company will also adjust the conversion rate for holders who convert their New Notes in connection with certain corporate events that occur prior to December 20, 2014.

The Company entered into the private exchange agreements to refinance a portion of the Existing Notes prior to the February 15, 2012 put date, at which date the holders of the Existing Notes may require the Company to repurchase all or a portion of the remaining $36.21 million aggregate principal amount of Existing Notes.

The New Notes and any underlying shares of common stock issuable upon conversion of the New Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer to sell, or a solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

The Conceptus, Inc. logo is available at

http://www.globenewswire.com/newsroom/prs/?pkgid=7961

© 2011 Conceptus, Inc.—All rights reserved.

CC-2983 20DEC11F

###